Exhibit 10.03
Pursuant to 17 C.F.R. § 240.24b-2, confidential information (indicated by [***]) has been omitted and has been filed separately with the U.S. Securities Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
THIRD AMENDMENT TO LEASE AGREEMENT
     THIS THIRD AMENDMENT TO LEASE AGREEMENT (“Third Amendment”) is dated January 20, 2011 (“Reference Date”), for reference purposes only, and is effective as of January 1, 2011 (“Effective Date”), and is entered into by and between Charleston Properties, a California general partnership (“Landlord”) and Intuit Inc, a Delaware corporation (“Tenant”) with reference to the following facts and recitals.
RECITALS:
          A. Landlord and Tenant are parties to a Lease Agreement [Phase 2-Buildings A-F] dated July 31, 2003 for approximately 205,613 rentable square feet (the “Original Lease”).
          B. The original Lease was amended by that certain First Amendment to Lease Agreement [Phase 2 — Buildings A-F] dated June 29, 2005, (“First Amendment”), that certain letter agreement dated July 18, 2005 (the “Letter Amendment”) and that certain Second Amendment to Lease Agreement dated May 25, 2008 [Phase 2 — Buildings A-F] (the “Second Amendment”).
          C. The Letter Amendment added Building A — 2600 Casey Avenue and the 38,527 square feet of Building A to the Premises. The Second Amendment added Building F — 2593 Coast Expansion Building and the 29,155 square feet of Building F to the Premises. As of the date of this Third Amendment, the Premises contain a total of 273,295 square feet.
          D. The Original Lease, as amended by the First Amendment, the Letter Amendment, the Second Amendment and by this Third Amendment, shall be referred to herein as the “Lease”.
          E. Landlord and Tenant now wish to extend the term of the Lease and make certain other changes to the Lease.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Third Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant covenant and agree as follows:
1. Amendments to Section 1.
     To correct a typographical error, Section 1.A.(i) is deleted in its entirety and replaced with the following:
     (i) approximately 41,366 rentable square feet located at 2650 Casey Avenue, Mountain View, California known by Landlord as Building B (and known by Tenant as Building 8) and hereafter referred to as “Building “B” — 2650 Casey.” The rentable square footage shall be deemed to equal 41,366 rentable square feet regardless of the actual square footage. Any references elsewhere in the Lease to 2650 Coast shall be replaced with 2650 Casey.
2. Amendments to Section 2.
A.	The Lease term (“Term”) set forth in Section 2.A. is hereby extended so that the Lease term now expires on December 31, 2026.

B.	The first full paragraph of Section 2.C. is deleted in its entirety and replaced with the following:
Provided (i) Tenant is not in default after any applicable notice and cure period under any of the terms, covenants or conditions of this Lease or of the Phase 1 Lease and (ii) Tenant and/or its Permitted Assignees are occupying or conducting business from at least three hundred thousand (300,000) rentable square feet of the Total Premises, and subject to the terms and conditions set forth hereafter, Tenant is hereby granted the option (“Option”) to extend the term of this Lease for the Premises (as constituted as of commencement date of any Option Period) leased hereunder for one (1) ten (10) year period (“Option Period”). Tenant shall notify Landlord in writing of Tenant’s exercise of its option to extend the Lease no later than the earlier of (a) ninety days following Landlord’s notification to Tenant of the rent increase method Landlord shall use for the option period as set forth in Section 2.C.1, below, or (b) fifteen (15) months prior to the Lease expiration date. This Lease shall be extended for a period of ten (10) years commencing upon the day after the then expiring Lease term and shall expire ten (10) years later. The monthly Base Rent during the Option Period shall be as set forth in Paragraph 2.C.1 below. Tenant’s exercise of the option granted herein shall also be deemed an exercise of the option to extend the term of the Phase 1 Lease pursuant to the terms of the Phase 1 Lease.
C.	Section 2.C.1 is deleted in its entirety and replaced with the following:
The Base Rent for the Option Period shall be either: (i) [***]; or, (ii) [***]If Landlord determines that the Base Rent for[***] then[***] and the method for [***]as well as the [***]If Landlord determines that the Base Rent for [***]then over the term of [***].
3. Amendments to Section 4.

A.	Section 4.A is amended by deleting the periods from and after January 1, 2011 and replacing them with the following:

YEAR	PERIOD	BASE MONTHLY RENT
Year 1	January 1, 2011 — December 31, 2011	$[***] ($[***]/SF)
Year 2	January 1, 2012 — December 31, 2012	$[***] ($[***]/SF)
Year 3	January 1, 2013 — December 31, 2013	$[***] ($[***]/SF)
Year 4	January 1, 2014 — December 31, 2014	$[***] ($[***]/SF)
Year 5	January 1, 2015 — December 31, 2015	$[***] ($[***]/SF)
Year 6*	January 1, 2016* — December 31, 2016	$[***] ($[***]/SF)
Year 7	January 1, 2017 — December 31, 2017	$[***] ($[***]/SF)
Year 8	January 1, 2018 — December 31, 2018	$[***] ($[***]/SF)
Year 9	January 1, 2019 — December 31, 2019	$[***] ($[***]/SF)
Year 10	January 1, 2020 — December 31, 2020	$[***] ($[***]/SF)
Years 11-16**	January 1, 2021 — December 31, 2026	**

*	On January 1, 2016, the Base Rent shall [***]. If the [***] then the annual Base Rent [***] shall [***].

For example, if the [***] then the [***] . In this example, the [***].

**	On January 1, 2021, the Base Rent shall [***]. In either case, the annual Base Rent [***].
B.	Section 4. E. 6 (Earthquake Insurance Expense Limitation) is deleted in its entirety and replaced with the following:
Landlord agrees that Tenant shall be entitled to purchase earthquake insurance for the Premises rather than Landlord purchasing such insurance and Tenant reimbursing Landlord therefor as Additional Rent. Any such coverage obtained by Tenant shall have comparable coverage and deductibles as the earthquake insurance typically purchased by Landlord for the Premises, shall name Landlord as the primary insured, and shall otherwise be subject to Landlord’s reasonable approval including the carrier.
C.	Section 4.F is deleted in its entirety and replaced with the following:
Place of Payment of Rent and Additional Rent: All Base Rent hereunder and all payments hereunder for Additional Rent shall be paid to Landlord and shall be delivered to the Landlord’s property manager, Willis and

Company, at 3130 Alpine Road, Suite 190, Portola Valley, California 94028, or to such other person or to such other place as Landlord may from time to time designate in writing; provided, however, that Landlord must provide Tenant with at least thirty (30) days prior notice of any change to the person or place that Base Rent and/or Additional Rent is to be paid hereunder. Notwithstanding the foregoing, Base Rent and Additional Rent may also be paid by Electronic Funds Transfer. All payments must actually be received by their due date.
4. Amendment to Section 6. The following is added to Section 6:
Tenant may make alterations to the Common Area and the Premises as are depicted on the conceptual drawings attached to this Third Amendment as Exhibit A. Tenant shall be responsible for obtaining all governmental approvals necessary for such work. No governmental approval for the work shall result in the reduction of the total number of parking spaces permitted for the Total Premises, nor shall it result in any change in the ratio of parking spaces required for the Total Premises. Landlord has approved the conceptual drawings, attached, and agrees that it will not withhold its consent to any final plans for such alterations provided they are consistent with the approved conceptual plans and that the construction for such renovations are performed with the necessary governmental approvals and permits. Notwithstanding the forgoing, if any such alterations referred to in this subparagraph involve the structural integrity of the Premises or a Building, the consent requirements of Section 9.A. will apply to such specific alterations. Furthermore, all other applicable provisions of Section 9.A. (i.e., all provisions applying to alterations whether or not they are structural) apply to the alterations referred to in this subparagraph.
If any exterior alterations or modifications are made to the Total Premises that alter the parking configuration or parking area (including but not limited to the addition or alteration of walkways, landscaping, drive aisles, parking stalls, or outdoor amenities which alter the parking configuration or parking area), Landlord may request in writing that the parking configuration and area be returned to it’s current design and layout as of January 1, 2011, as such is set forth on Exhibit B attached hereto. No earlier than 12 months prior and no later than 7 months prior to the Termination of the Lease Term, Tenant shall request in writing whether Landlord shall require Tenant to have such parking areas and configuration restored to its January 1, 2011 design and layout. Once Landlord has received Tenant’s written request, Landlord shall respond to Tenant’s written request no later than 6 months prior to the Termination of the Lease Term, and shall inform Tenant as to whether or not Landlord shall require Tenant to restore such parking areas to their January 1, 2011 design and layout. If Tenant fails to provide proper written notice to Landlord as set forth above, Tenant shall be required to restore such parking areas to their January 1, 2011 design and layout. If Landlord fails to respond to Tenant’s request as required above, Tenant shall not be required to restore such parking areas to the January 1, 2011 design and layout.
Other than the restoration requirements described above which are applicable to alterations which alter the parking configuration or parking area, the alterations shown on

Exhibit A shall be subject to the same restoration requirements as are described in Section 9.D.1.
5. Amendments to Section 9.
A.	Section 9.A. is deleted in its entirety and replaced with the following:
Alterations: Subject to the following, Tenant may make any alterations or additions to the Premises, without the consent of Landlord, which do not affect the structural integrity of the Premises or a Building (including, without limitation altering a structural member of the Building or placing excessive loads on any floor or roof) or the external appearance of a Building. Prior to commencing any such Alterations which could potentially affect the structural integrity of the Premises or a Building, Tenant shall provide to Landlord a report of a licensed structural engineer providing an opinion as to whether such Alteration shall affect the structural integrity of the Premises or the Building. Any alterations or additions which could affect the structural integrity of the Premises or a Building, or, the external appearance of a Building shall require Landlord’s prior written consent such consent not to be unreasonably withheld or delayed. Any alterations or additions except moveable furniture and trade fixtures, shall at once become a part of the Premises and belong to Landlord. Any and all alteration or additions shall be made at Tenant’s sole cost and expense. Any modifications to the Premises, Building, Building systems, or any other property owned by Landlord that are required by governmental code, or otherwise, as a result of Tenant’s alterations or additions shall be made at Tenant’s sole cost and expense. Tenant shall retain title to all moveable furniture and trade fixtures. All heating, lighting, electrical, air conditioning, attached partitioning, drapery, carpeting and floor installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures. Tenant agrees that it will not proceed to make any alterations or additions until five (5) days after written notice to Landlord of Tenant’s intention to commence such work in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s improvements. Tenant shall at all times permit such notices to be posted and to remain posted until the completion of work. Tenant shall, if required by Landlord, secure at Tenant’s own cost and expense, a completion and lien indemnity bond, reasonably satisfactory to Landlord for work in excess of $1,000,000.00. Tenant further covenants and agrees that any mechanic’s liens filed against the Premises or against the Building or Complex for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof, at the cost and expense of Tenant. Within thirty (30) days of the completion of any alterations or additions by Tenant, Tenant shall provide Landlord with “As Built” plans depicting the actual condition of the portion of the Premises which have been altered. Any exceptions to the foregoing must be made in writing and executed by both Landlord and Tenant. (The As Built plans will include an available hard set of plans as well as the CAD Drawings)
B.	Section 9.D. is deleted in its entirety and replaced with the following:
Restoration: For any alterations or additions which Tenant constructs after January 1, 2019, Tenant must inform Landlord of such alterations or additions prior to the construction of such alterations or additions and must request in writing whether or not Landlord will require Tenant to remove such alterations or additions upon the expiration or earlier termination of the Lease and restore the Premises to the condition existing prior to such alterations or additions. If Tenant fails to so notify Landlord in writing of such alterations or additions, upon the expiration or earlier termination of the Lease, Tenant must remove such alterations or additions and must restore the Premises to the condition existing prior to such alterations or additions. The notice of Tenant shall provide Landlord with a detailed description and depiction of such alterations or additions. Once such notice and detailed description and depiction has been received by Landlord, Landlord shall be required to respond to Tenant’s request within fifteen (15) business days. If Tenant’s written notice complies with the foregoing and if Landlord fails to notify Tenant whether Tenant shall be required to remove the subject alteration or addition at the expiration or earlier termination of this Lease, it shall be assumed that Landlord shall not require the removal of the subject alteration or addition.

1. Alterations Performed by Tenant Prior to January 1, 2019: Landlord agrees to accept all alterations or additions performed by Tenant upon the Premises prior to January 1, 2019, including, without limitation, all alterations and additions performed by Tenant upon the Premises prior to the Effective Date, and Tenant shall not be required to remove such alterations or additions upon the expiration or earlier termination of the Lease. Landlord’s acceptance of all alterations or additions performed prior to January 1, 2019 is not a waiver by Landlord of the requirements, applicable to such alterations and additions, of Sections 9A, 9B, and 9C, including, by way of example, the requirement that Tenant timely deliver to Landlord “As Built” plans as set forth in Section 9B.
6. Amendment to Section 26. A new Subsection E is added to Section 26 as follows:
E. Confirming Subsection C. Landlord represents and warrants to Tenant that as of the date of this Third Amendment all of Landlord’s statements set forth in Section 26.C. remain true and correct. Landlord acknowledges that Tenant is planning, and may proceed, with spending substantial amounts of money to renovate the Premises and that this will be done in reliance on the continuing existence of the Ground Lease, without default or termination, for the full term of this Lease and during the period of any options to extend the term which Tenant may choose to exercise. Landlord confirms that it will use commercially reasonable efforts to obtain from the ground lessor a non-disturbance and recognition agreement for the benefit of Tenant in a commercially reasonable form. Tenant acknowledges this non-disturbance and recognition agreement may not be obtained, if at all, until after the date of this Third Amendment.
7. Amendment to Section 40. The last sentence of the first paragraph of Section 40 is deleted and the following sentences are inserted in its place:
Subject to Section 9, above (however Landlord’s consent shall not be required simply because the alterations are exterior), and subject to Tenant obtaining all necessary governmental approvals, Tenant may, at its sole cost and expense, install prominent building signage, monument signage and lobby door signage at the Premises. Tenant shall also be entitled to install additional signage in the Common Area, such as directional signage for the benefit of the Premises. If Tenant wishes to install any signage in the Common Area or in a public right-of—way, Landlord agrees to cooperate with Tenant in seeking governmental approval of the proposed signage so long as the same is at Tenant’s sole cost and expense and the same does not alter Landlord’s overall signage rights for the Complex. All such signage, to the extent of any and all reference to Intuit, shall be removed by Tenant at the expiration or earlier termination of the Lease however Tenant shall not be required to restore such areas to their pre-exiting condition; provided, however, the monuments themselves shall remain at Landlord’s sole election.
8. Amendments to Section 43.
A.	The following sentence is added to the end of Section 43.N:
Tenant is entitled to install upon the Premises and Common Area adjacent to the Premises and to maintain for the benefit of the Premises its own security systems, including, without limitation, card readers, cameras, and on-site security guards. Unless otherwise expressly agreed to in writing by Landlord, upon the expiration or earlier termination of the Lease, Tenant shall remove all such items, restore such areas to their pre-existing condition, and surrender the Premises in accordance with Section 8 of the Lease, which shall include but shall not be limited to, repairing any damage caused by Tenant’s installation and removal of such items.
B.	The following new Subsection P is added to Section 43:
Subject to Section 9, above (however, without waiving the following requirements, Landlord’s consent shall not be required simply because patios associated with such alterations are exterior), Tenant has the right to install and operate one or multiple partial or full cafeterias within the Premises for use by its employees, visitors, contractors and guests. This right includes the right to continue using and/or to create outdoor patio areas for use as part of, and in the immediate vicinity of, these cafeterias; provided, however such cafeterias and outdoor use must be in full compliance with all applicable governmental codes and other governmental requirements and must be consistent with the quality and design of other Common Areas. Such installations may not intrude into the parking area or drive isles of the Common Area.
C.	The following new Subsection Q is added to Section 43:
Subject to Section 9, above, and Landlord’s consent to the plans and specifications therefore, not to be unreasonably withheld, Tenant shall have the right to install in the Premises or on the Common Areas (but not on any roof) one or more UPS/backup generators to provide backup power for any part of the Premises. Any UPS/backup generator must be installed in accordance with the requirements of any CC&Rs applicable to that portion of the Premises and/or the Common Area and in accordance with all governmental requirements and approvals and must be consistent with the quality and design of other Common Areas.

Upon the expiration or earlier termination of the Lease, Landlord shall have the right to require Tenant to remove such UPS/backup generators and their related equipment or have the same left in place. If Landlord requires Tenant to remove such UPS/backup generators, Tenant shall remove such items, restore such areas to their pre-existing condition, and surrender the Premises in accordance with Section 8 of the Lease, which shall include but shall not be limited to, repairing any damage caused by Tenant’s installation and removal of such items.
D.	The following new Subsection R is added to Section 43:
At Tenant’s sole cost, Tenant shall have the right to install, operate and maintain one or more satellite dishes, microwave or other type of communication antenna, or other similar device (the “Equipment”) on any roof of the Premises. There shall be no increase in Base Rent or Additional Rent for this use of any roof in the Premises. The Equipment shall remain the property of Tenant and, unless Landlord expressly agrees otherwise in writing, Tenant shall remove all such items, restore such areas to their pre-existing condition, and surrender the Premises in accordance with Section 8 of the Lease, which shall include but shall not be limited to, repairing any damage caused by Tenant’s installation and removal of such items. If Landlord reasonably believes that the Equipment poses a human health or environmental hazard that cannot be remediated or has not been remediated within thirty (30) days after Tenant has been notified thereof, then Tenant shall immediately cease all operations of the Equipment and Tenant shall remove all of the Equipment within thirty (30) days thereafter. Tenant shall be responsible for insuring the Equipment and Landlord shall have no responsibility therefor. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord from any and all claims, demands, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) Landlord may suffer or incur arising out of or related to the installation, use, operation, maintenance, replacement and/or removal of the Equipment or any portion thereof. If during the Term of the Lease any roofs must be replaced, Tenant shall temporarily remove the Equipment at Tenant’s sole expense in order to accommodate such roof replacement.
9. New Section 46. A new Section 46 is added as follows:
46. RIGHT OF FIRST OFFER TO PURCHASE. During the term of this Lease, if Landlord, at any time, decides to sell all or any portion of the Premises that Tenant is then occupying, whether separately or as part of a larger package of properties, or, decides to assign or sublease the entire Ground Lease (related to the Premises that Tenant is then occupying) for the remainder of its term, separately or as part of a larger package of properties (any of these, a “Sale Transaction”), Landlord shall first deliver to Tenant a notice (the “Transfer Notice”) that describes the basic terms of the transaction that Landlord desires to undertake (the “Proposed Transaction”), the purchase price that Landlord will accept in connection with the Proposed Transaction (the “Desired Price”), and the material terms and conditions of the Proposed Transaction.
Tenant shall have [***] days after receipt of a Transfer Notice to deliver a written notice (the “Acceptance Notice”) to Landlord, pursuant to which Acceptance Notice Tenant agrees to engage in the entire Proposed Transaction (and not merely for properties that are a part of this Lease) at the Desired Price and upon the terms and conditions set forth in the Transfer Notice. The Transfer Notice may contain, at Landlord’s option, the actual proposed purchase and sale agreement (“PSA”).
If Tenant delivers to Landlord an Acceptance Notice within the [***] day period, then Landlord and Tenant shall use their good faith efforts during the [***] days [***] which [***] days shall not, in any event, [***] to reach agreement on the terms of a Purchase and Sale Agreement with respect to the property described in the Transfer Notice on the terms and conditions set forth in the Transfer Notice and on such other terms and conditions as are customary in the market at that time.
The form of PSA provided by Landlord to Tenant shall provide Tenant with [***] days [***] .
Tenant’s acquisition shall be subject to Tenant’s required corporate approval of the transaction, however, any such approvals shall be obtained and delivered to Landlord in writing not later than the Acceptance Notice.
If Tenant fails to timely provide an Acceptance Notice, Landlord may sell the property described in the Transfer Notice to any other party so long as the price is not less than ninety-five percent (95%) of the Desired Price; provided, however, that if Landlord desires to sell such property for a purchase price less than ninety-five percent (95%) of the Desired Price, then Landlord shall deliver to Tenant an additional Transfer Notice (with the revised Desired Price) whereupon Tenant shall have the right and option to purchase the property set forth in the Transfer Notice for the revised Desired Price, pursuant to the procedures set forth above. If Tenant fails to provide an Acceptance Notice within the applicable period and Landlord subsequently consummates the Proposed Transaction substantially on the terms contained in the Transfer Notice and for a price not less than ninety-five percent (95%) of the Desired Price, Tenant’s rights hereunder shall automatically terminate.
Notwithstanding anything in the foregoing to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under the Lease, at law or in equity, the Right of First Offer to Purchase hereinabove granted to Tenant shall not be deemed to be properly exercised and shall terminate if any of the following events occur or any combination thereof occur: (i) Tenant is in default of the performance of any of the covenants, conditions or agreements to be performed under the Lease beyond applicable notice and cure periods; and/or (ii) [***] ; and/or (iii) Tenant has failed to exercise properly this Right of First Offer to Purchase in a timely manner in strict accordance with the provisions of this Section. Tenant’s Right of First Offer to Purchase is personal to Intuit Inc, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than Intuit Inc, and shall only be available to and exercisable by Intuit Inc [***] .
Tenant hereby agrees that it will solely be responsible for any and all brokerage commissions and finder’s fees payable to Jones Lang LaSalle or any broker representing Tenant in connection with the Right of First Offer to Purchase described herein, and Tenant’s exercise of the same, and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, or damages with respect thereto, including attorneys’ fees and costs. Tenant shall not be responsible for any and all brokerage commissions and finder’s fees payable to any broker representing Landlord in connection with the Right of First Offer to purchase described herein, and Landlord shall indemnify, defend and hold Tenant free and harmless against any liability, claim, judgment or damages with respect thereto including attorneys’ fees and costs.
Notwithstanding the foregoing, sales or other transfers may be made to the following persons/entities without any such sale or transfer being a “Sale Transaction” as set forth above (such that the same does not trigger the Right of First Offer to Purchase): (i) testamentary or inter vivos transfers to any partner of Landlord, or to the issue of any ancestors of any deceased or living partner of Landlord; and/or (ii) to a trust or other entity whose life or term beneficiaries or owners consist of a spouse, ancestor and/or issue of any ancestors of any deceased or living partner of Landlord.

10. Effect of Third Amendment. Except as amended by this Third Amendment, all terms, covenants, conditions and provisions of the Lease shall continue in full force and effect.
11. Definitions. Unless otherwise defined in this Third Amendment, all terms not defined in this Third Amendment shall have the meanings assigned to such terms in the Lease.
12. Authority. Subject to the assignment and subletting provisions of the Lease, this Third Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Third Amendment.
13. Brokers. Tenant shall be solely responsible for payment of a leasing commission, if any, owed to Jones Lang LaSalle or any other broker representing Tenant in connection with this Third Amendment. Tenant shall not be responsible for payment of any leasing commission, if any, owed to any broker representing Landlord in connection with this Third Amendment.
14. Miscellaneous.
     (a) Counterparts. This Third Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Third Amendment shall be deemed to have been fully executed and each counterpart shall be deemed to be an original and all counterparts taken together shall be one and the same Third Amendment.
     (b) Fax/E-mail Signatures. This Third Amendment may be signed by faxed and/or e-mailed signatures and fax or e-mail signatures hereon shall be deemed originals for all purposes.
     (c) Incorporation. This Third Amendment is incorporated into the Lease by reference and all terms and conditions of the Lease (except as expressly modified herein) are incorporated into this Third Amendment by reference.
     (d) Neutral Interpretation. This Third Amendment shall be interpreted neutrally between the parties regardless of which party drafted or caused to be drafted this Third Amendment.
     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Third Amendment and it shall be effective as of the date first written above:

LANDLORD:		TENANT:
CHARLESTON PROPERTIES		INTUIT INC,
a California General Partnership		a Delaware Corporation

By: Title:	/s/ Boyd C. Smith Managing Partner	By: Title:	/s/ R. Neil Williams CFO

Date:	1/21/11	Date:	1/21/11

EXHIBIT A
APPROVED CONCEPTUAL DRAWINGS FOR EXTERIOR IMPROVEMENTS
ALTERATION CONCEPTS, SITE MASTER PLAN

EXHIBIT B
PARKING DESIGN AND LAYOUT AS OF JANUARY 1, 2011

1